Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the inclusion of our report dated September 7, 2005 on the financial statements of E Energy Adams, LLC as of June 30, 2005, and the related statements of operations, changes in members’ equity, and cash flows for the period from inception (March 25, 2005) to June 30, 2005 in Form SB-2 Registration Statement of E Energy Adams, LLC dated on or about October 6, 2005 and to the reference to our Firm under the caption “Experts” in the Prospectus included therein.
/s/ Boulay, Heutmaker, Zibell & Co. P.L.L.P.
                              Certified Public Accountants
Minneapolis, Minnesota
October 6, 2005